EXHIBIT 99.2

Risks Relating to our Business

Changes in the European Union banana import regime expected to be implemented in 2006 could adversely affect our European business and our operating results.

In 2001, the European Commission agreed to amend the quota and licensing regime for the importation of bananas into the European Union. The agreement led to a partial redistribution of licenses for the import of Latin American bananas under a tariff rate quota system for historical operators. As a result, we have not needed to purchase as many import licenses as had been required prior to the 2001 agreement in order to meet our customer demand.

Under the 2001 agreement, the EU banana tariff rate quota system is scheduled to be followed by a tariff-only system no later than January 2006. The EU has previously indicated to the World Trade Organization that under a tariff-only system, African and Caribbean bananas would need a tariff preference of 300 euro per metric ton relative to Latin American bananas to remain competitive in the EU marketplace. A 300 euro per metric ton tariff on Latin American bananas would represent a substantial increase over the current 75 euro per metric ton tariff applicable to Latin American bananas entering the EU under the tariff rate quota system. In order to remain consistent with WTO principles, any new EU banana tariff is required under a 2001 WTO decision to “at least maintain total market access” for Latin American suppliers. The WTO decision establishes consultation and arbitration procedures for determining whether Latin American market access would be maintained and requires that those procedures be completed before any new EU tariff-only system takes effect. We cannot predict the tariff levels that would be established under a tariff-only system, and there can be no assurance that the tariffs established under a tariff-only system would not be materially adverse to marketers of Latin American bananas, including us.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

The production of fresh produce is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are common but difficult to predict. Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of fruit production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease which affects banana cultivations in most areas where bananas are grown commercially, but its severity may vary widely.

Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and increased costs due to expenditures for additional chemical treatment or agricultural techniques, the repair of infrastructure and replanting to replace damaged or destroyed crops. If banana plantings are destroyed, approximately nine months are required from replanting to first harvest. The costs to control crop disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected.

In 1998, our farms in Honduras and Guatemala were destroyed or damaged by widespread flooding caused by Hurricane Mitch, and as a result, we spent $94 million in capital expenditures to rehabilitate our operations in Honduras and Guatemala. Also, in the past, crop diseases have caused certain produce industries to replant entire areas and to change plant varieties, all at considerable costs in both capital investment and temporary lack of available supply.

Competitors may be affected differently by these factors, depending upon their ability and the cost to obtain adequate supplies from sources in other geographic areas. Weather, disease and natural disasters may result in lower volume of bananas available for sale but, if the conditions are widespread in the industry, they may also restrict supplies and lead to an increase in spot market prices at which bananas can be sold. This increase in spot market prices, however, would generally not impact customers that have fixed price arrangements. Incremental costs may also be incurred if we need to find alternate short-term supplies of bananas from other growers in order to meet our obligations to existing customers. Our geographic diversity in production and sourcing locations increases the risk that we could be exposed to weather or crop-related events that may impact our operations at any given time.

Our international operations subject us to numerous risks.

We have international operations in many foreign countries, including in Central and South America, the Philippines and the Ivory Coast. These activities are subject to risks inherent in operating in these countries, including government regulation, licensing requirements, currency restrictions and other restraints, burdensome taxes, risks of expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of action by U.S. and foreign governmental entities in relation to us. Should such circumstances occur, we might need to curtail, cease or alter our activities in a particular region or country. Our ability to deal with these issues may be affected by applicable U.S. laws and, in particular, potential conflicts between the requirements of U.S. law and the need to protect our employees and assets.

In April 2003, our management and audit committee, in consultation with the board of directors, voluntarily disclosed to the U.S. Department of Justice that our banana producing subsidiary in Colombia, which was sold in June 2004, had been forced to make “protection” payments to certain groups in that country which have been designated under United States law as foreign terrorist organizations. CBII’s sole reason for allowing its subsidiary to submit to these payment demands had been to protect its employees from the risks to their safety if the payments were not made. The voluntary disclosure to the Justice Department was made because our management became aware that these groups had been designated as foreign terrorist organizations under a U.S. statute that makes it a crime to support such an organization. The Company requested the Justice Department’s guidance. Following the voluntary disclosure, the Department undertook an investigation. The Company has cooperated with that investigation. In late March 2004, the Department of Justice advised that, as part of its criminal investigation, it will be evaluating the role and conduct of CBII and some of its officers in the matter. We intend to continue our cooperation with this investigation, but we cannot predict its outcome or any possible adverse effect on us, which could include the imposition of fines.

On September 10, 2004, we voluntarily disclosed to the SEC and the Department of Justice that in 2003 our Greek subsidiary made a payment of approximately 14,700 euro that may not comply with the U.S. Foreign Corrupt Practices Act. The payment, which was made in connection with the settlement of a local tax audit, was made in contravention of Company policies. These agencies have requested certain additional information and we will comply with that request and cooperate with any further inquiry or investigation. While the Company is taking corrective and disciplinary action, we cannot predict the outcome of this matter, including whether these agencies would view it as involving a violation of the 2001 order discussed below and/or seek to impose fines. Under a settlement reached with the SEC in 2001, the Company paid a $100,000 fine and consented to a finding that, as a result of similar payments by its former Colombian subsidiary in 1996-97, the Company violated the books and records and internal controls provisions of the Securities Exchange Act of 1934. We also consented to an order that we cease and desist from committing or causing any future violations of these provisions.

Fluctuation in currency exchange rates may adversely impact our financial results.

Our operations involve transactions in a variety of currencies. Sale transactions denominated in foreign currencies primarily involve the euro and the British pound, and costs denominated in foreign currencies primarily involve several Latin American currencies, the euro and the British pound. Accordingly, our operating results may be significantly affected by fluctuations in currency exchange rates. These fluctuations affect our operations because our financial results are reported in U.S. dollars, and the U.S. dollar equivalent of our non-U.S. dollar revenues and costs will depend on applicable exchange rates at the times the revenues are recognized or the costs are incurred. This is especially true with respect to the euro-U.S. dollar exchange rate and, as a result, for several years up to and including 2001, our operating results were adversely affected by the then-continued weakness of major European currencies against the U.S. dollar. Our policy is to exchange local currencies for dollars promptly upon receipt, thus reducing exchange risk. We also engage in various hedging activities to mitigate the effect of foreign exchange volatility on our financial results. Nevertheless, fluctuations in currency exchange rates, and especially weakness in the value of the euro in relation to the U.S. dollar, could have a materially adverse impact on our operating results and cash flow.

We operate in a competitive environment and the pricing of our products is substantially dependent on market forces.

Banana sales amounted to 60% of the Company’s consolidated net sales in 2003. In each of 2002 and 2001, prior to the acquisition of Atlanta, banana sales amounted to approximately 85% of consolidated net sales. Even as we seek to diversify our revenues and earnings, we will continue to be highly dependent on the sale of bananas, and we expect that banana sales will continue to represent a significant portion of our consolidated net sales in the future. Bananas are distributed and marketed internationally in a highly competitive environment. Our primary competitors are a limited number of other international banana importers and exporters. In order to compete successfully, we must be able to obtain bananas of consistently high quality at competitive prices and, on a timely basis, transport and distribute them to worldwide markets.

In North America, a significant number of our retail customers are large chain stores with which we enter into one to three-year product and service contracts or arrangements with agreed-upon pricing which may fluctuate seasonally. However, those contracts do not permit us to pass on unexpected cost increases when they arise. Continuing industry consolidation has increased the buying leverage of major domestic and international grocery retailers. The average decline in banana prices paid to suppliers in the North American market in the past decade has been approximately 1.5% per year and there can be no assurance that those prices will not continue to decline.

Fresh produce, including bananas, is highly perishable and must be brought to market and sold generally within 30 to 60 days after harvest. Some items, such as vegetables and melons, must be sold more quickly, while other items, such as apples and pears, can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on several factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce. For example, although banana production tends to be relatively stable throughout the year, banana pricing is seasonal because bananas compete against other fresh fruit which generally comes to market beginning in the summer and fall. As a result, banana prices and our financial results are typically higher during the first half of the year. Excess industry supply of any produce item or of a number of produce items is unpredictable and may result in increased price competition. However, even if market prices are unfavorable, produce items which are ready to be, or have been, harvested must be brought to market promptly in order to maximize recovery even if they must be sold at significantly reduced prices.

We are diversifying into the fresh-cut fruit business and there is no assurance that we will be successful.

We are expanding our premium Chiquita brand into high-quality fresh-cut fruit. Our initial product line contains various combinations of watermelon, pineapple, cantaloupe, honeydew melon, strawberries and grapes in consumer-friendly packaging. We invested approximately $8 million in 2003 to build our first fresh-cut processing plant which began operating in the fourth quarter of 2003. The plant currently cuts and produces fresh fruit for retail customers in the Midwest. This expansion of our fresh-cut fruit operation subjects the Company and the Chiquita brand to greater risks relating to food safety and related product liability, since the cut fruit is subject to a greater risk of spoilage or contamination. There are also many competitors in this line of business, including both large regional suppliers and local retailers who prepare cut fruit on their own premises. There is no assurance that our fresh-cut fruit operations will actually generate the returns that we expect or that we will be able eventually to compete nationally in the fresh-cut fruit business on a successful basis.

Labor problems can increase our costs or disrupt our operations.

As of June 30, 2004, we had approximately 20,000 employees. Approximately 16,000 of these employees worked in Central and South America, including approximately 10,000 workers covered by 21 labor contracts. Labor contracts typically have terms of one to three years. Three contracts covering approximately 2,400 employees are currently being renegotiated or expire by the end of 2004 and there can be no assurance that we will be able to successfully renegotiate these contracts on commercially reasonable terms. Further, strikes or other labor-related actions sometimes occur upon expiration of labor contracts or during the term of the contracts. In the past, we have experienced labor stoppages and strikes. These have in the past and may in the future result in increased costs or decreased crop quality as a result of a temporary curtailment of agricultural practices. When prolonged strikes or other labor actions occur, growing crops may be significantly damaged or rendered unharvestable as a result of the disruption of irrigation, disease and pest control and other agricultural practices.

Our operations and products are regulated in the areas of food safety, customs and protection of human health and the environment.

Our worldwide operations and products are subject to numerous governmental regulations and inspections by environmental, food safety, health and customs authorities, including those relating to the use and disposal of agrichemicals, the documentation of food shipments and the traceability of food products. We believe we are substantially in compliance with applicable regulations. However, actions by regulators in the past have required, and in the future may require, operational modifications or capital improvements at various locations. In addition, if violations occur, regulators can impose fines, penalties and other sanctions. The costs of these modifications, improvements, fines and penalties could be substantial. We have been and may in the future be subject to private lawsuits alleging that our operations caused personal injury or property damage.

We are subject to the risk of product liability claims.

The sale of food products for human consumption involves the risk of injury to consumers. These injuries may result from tampering by third parties, bioterrorism, product contamination or spoilage, including the presence of bacteria, pathogens, foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases.

We are subject to governmental inspection and regulations and believe our facilities and operations, as well as those of third-party growers, currently comply in all material respects with all applicable laws and regulations. While we believe we have implemented practices and procedures in our operations to promote high quality and safe food products, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image and we could also incur significant legal expenses. Moreover, claims or liabilities of this nature might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. Large retail customers often require us to indemnify them for claims made by consumers who have purchased our products, regardless of whether the claim relates to an issue arising while the product was in our possession and control or in the possession and control of the retailer. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

Events or rumors relating to the Chiquita brand could significantly impact our business.

Consumer and institutional recognition of the Chiquita trademarks and related brands and the association of these brands with high-quality and safe food products as well as responsible business practices are an integral part of our business. The occurrence of any events, rumors or negative publicity regarding the quality and safety of our food products or our business practices (including with respect to the governmental investigations described elsewhere in this memorandum) may adversely affect the value of our brand names and the demand for our products. We have licensed the Chiquita brand names to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies over which we have little control may also have such adverse effects.

An extended interruption in our ability to ship our products and significant changes in transportation costs could materially affect our operating results.

We ship our bananas and some of our other fresh produce in vessels owned or chartered by us. The remainder of our fresh produce is shipped by third parties. From time to time, we have experienced interruptions in our shipping, for reasons such as mechanical breakdown or damage to a ship, strikes at ports, port damage and weather-related disruptions. Terrorist activities may also lead to damage to ports, ships or shipping routes. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner. An extended interruption in our ability to ship and distribute our products could have a material adverse effect on our business, financial condition and results of operations.

Transportation costs are significant in our business, and the price of bunker fuels used in shipping operations is an important variable component of transportation costs. Historically, fuel oil prices have been volatile and there is no reason to expect that such prices will not remain volatile in the future. We enter into fuel hedging instruments to minimize the effect of volatility of fuel price changes on our financial results. Typically we enter into hedge contracts which permit us to lock in fuel purchase prices for up to two years, and thereby minimize the volatility that fuel prices could have on our operating results. However, these hedging strategies cannot be effective against continually rising fuel prices. In addition, our fuel costs have increased substantially in 2003 and 2004 and there can be no assurance that there will not be further increases in the future.

Increases in the prices of purchased fruit and paper could adversely affect our operating results.

A significant portion of the fresh produce marketed by us is purchased from independent producers and importers around the globe under various arrangements that range from formal long-term purchase contracts to informal market trading with unrelated suppliers. In 2003, approximately 60% of the bananas sourced by us were purchased from independent growers. In June 2004 we sold our banana-producing subsidiary in Colombia, which accounted for 8.6% of our worldwide banana volume sold in 2003. Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations and changes in governmental regulations, agricultural programs, and severe and prolonged weather conditions and natural disasters. Although we have multi-year contracts with many banana producers, usually the prices are renegotiated every year or every other year. Increased costs for purchased bananas negatively impacted our operating income results during 2003, and there can be no assurance that they will not adversely affect our operating results in the future.

In addition, the cost of paper is significant to us because bananas and some other produce items are packed in cardboard boxes for shipment. If the price of paper increases, or the price of the fresh produce that we purchase increases due to paper cost increases, but we are not able to effectively pass such price increases along to our customers, our operating income will decrease. Increased costs of both purchased bananas and paper during 2003 negatively impacted our operating income and there can be no assurance that these costs will not adversely affect our operating results in the future.

Our large customers may impose requirements upon us that may have an adverse effect on our results of operations.

From time to time, our large retail customers may re-evaluate or refine their business practices and, in connection therewith, impose new or revised requirements upon their suppliers, including us. These business demands may relate to inventory practices, logistics or other aspects of the customer-supplier relationship. Some of our customers have indicated a desire to utilize Radio Frequency Identification (“RFID”) technology in an effort to improve tracking and management of product in their supply chain. Large-scale implementation of this technology could significantly increase our product distribution costs.

Compliance with requirements imposed by significant customers may be costly and may have an adverse effect on our results of operations. However, if we fail to meet a significant customer’s demands, we could lose that customer’s business, which could have a material adverse effect on our results of operations.

We may be unable to anticipate changes in consumer preferences and dietary habits, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate and offer products that appeal to the changing tastes and trends of consumers in the market categories in which we compete. Our success depends also in large part upon the dietary habits of our customers. If our customers do not purchase our products due to consumer preferences or dietary concerns (including carbohydrate levels in bananas and other fruits), demand for our products may decline and our results of operations may be adversely affected.

We operate some of our businesses through joint ventures in which our rights to control business decisions may be limited.

We currently operate parts of our business through joint ventures with other companies, notably our Asian banana production and sales, and in the future we may enter into additional joint ventures. Joint venture investments may involve risks not otherwise present for investments made solely by us. For example:

•	we may not control the joint ventures;

•	distributions from our joint ventures are generally subject to the concurrence of our joint venture partners;

•	joint venture partners may not observe their commitments;

•	joint venture partners may have different interests than we have and may take action contrary to our interests; and

•	it may be difficult for us to exit a joint venture after an impasse or if we desire to sell our interest.